Exhibit 99.1

Media Contacts:	Felicia Bisaro	Investor Contacts:	Jennifer Halchak
	(646) 703-1807		(201) 275-2711
	Kate Vossen		Renee McKnight
	(732) 675-8448		(551) 204-6129

Organon Reports Results for the Fourth Quarter and Full Year Ended December 31, 2025

•	Full year 2025 revenue of $6.2 billion, down 3% on both an as-reported basis and at constant currency

•	Full year 2025 diluted earnings per share of $0.72 and non-GAAP Adjusted diluted earnings per share of $3.66

•	Full year 2025 Adjusted EBITDA of $1.91 billion inclusive of $6 million of IPR&D, representing a 30.7% Adjusted EBITDA margin

•	The company expects to deliver approximately $6.2 billion of revenue and approximately $1.9 billion of Adjusted EBITDA for the full year 2026, both measures in-line with full year 2025 performance.

Jersey City, N.J., February 12, 2026 – Organon (NYSE: OGN) today announced its results for the fourth quarter and full year ended December 31, 2025.

“In 2025 we took action that demonstrated our commitment to improving the balance sheet and to building more financial flexibility,” said Joe Morrissey, Organon’s interim Chief Executive Officer. “In 2026 our primary objective is to maintain operational performance that aligns with last year. At the same time, we remain committed to disciplined expense management and capital deployment to achieve progress on our deleveraging efforts.”

Fourth Quarter 2025 Revenue

in $ millions	Q4 2025	Q4 2024	VPY	VPY ex-FX
Women’s Health	$398	$466	(15)%	(16)%
General Medicines
Biosimilars	181	163	11%	11%
Established Brands	913	935	(2)%	(5)%
Other (1)	15	28	(48)%	(49)%
Revenue	$1,507	$1,592	(5)%	(8)%

Totals may not foot due to rounding and percentages are computed using unrounded amounts.

(1) Other includes manufacturing sales to third parties.

For the fourth quarter of 2025, total revenue was $1.507 billion, down 5% on an as-reported basis and down 8% excluding the impact of foreign currency (ex-FX), compared with the fourth quarter of 2024.

Women’s Health revenue declined 15% as-reported and declined 16% ex-FX in the fourth quarter of 2025, compared with the fourth quarter of 2024. Sales of Nexplanon® (etonogestrel implant) decreased 20% ex-FX in the fourth quarter compared with the prior year period primarily due to: an approximate $17 million decrease in sales due to the cessation of certain identified U.S. wholesaler sales practices described in the company’s Form 8-K filed with the U.S. Securities and Exchange Commission on October 27, 2025; lower U.S. demand mainly associated with policy-related access restrictions and a reduction in physician demand in certain commercial segments; and an increase in the rebate rate in the U.S. attributable to patient mix. The company’s fertility business declined 6% ex-FX in the fourth quarter of 2025 which is primarily related to sales performance in China, where socio-economic trends continue to weigh on the broader fertility market.

Biosimilars revenue increased 11% on both an as-reported basis and ex-FX in the fourth quarter of 2025, compared with the fourth quarter of 2024, primarily due to strong performance of Hadlima® (adalimumab-bwwd). To a lesser extent, during the fourth quarter the Biosimilars portfolio also benefitted from contribution from new assets; Bildyos® (denosumab-nxxp) and Bilprevda® (denosumab-nxxp), which were approved by the U.S. Food and Drug Administration (“FDA”) in third quarter 2025, and Tofidence® (tocilizumab-bavi), which the company acquired in the second quarter of 2025.

Established Brands revenue declined 2% as-reported and declined 5% ex-FX in the fourth quarter of 2025. Revenue contributions from Emgality®(1) (galcanezumab-gnlm), Vtama®(2) (tapinarof) and ArcoxiaTM (etoricoxib) partially offset a decline in the respiratory portfolio which was driven by pricing pressure, particularly in the U.S. and China, as well as volume declines related to the adoption of revised medical guidelines that deprioritize the use of montelukast, including Singulair® (montelukast sodium), in various international markets.

(1) Organon acquired certain European licensing and distribution rights to Emgality and Rayvow from Eli Lilly and Company (“Eli Lilly”) beginning in early 2024. Emgality and Rayvow are registered trademarks of Eli Lilly in the European Union and other countries (used under license).

(2) Vtama was acquired as part of Organon's acquisition of Dermavant Sciences Ltd. (“Dermavant”), which closed on October 28, 2024.

Fourth Quarter 2025 Profitability

in $ millions, except per share amounts	Q4 2025	Q4 2024	VPY
Revenues	$1,507	$1,592	(5)%
Cost of sales	766	696	10%
Gross profit	741	896	(17)%
Non-GAAP Adjusted gross profit (1)	854	965	(12)%
Net (loss) income	(205)	109	NM
Non-GAAP Adjusted net income (1)	165	235	(30)%
Diluted (Loss) Earnings per Share (EPS)	(0.79)	0.42	NM
Non-GAAP Adjusted diluted EPS (1)	0.63	0.90	(30)%
Acquired in-process research & development (IPR&D) and milestones	—	—	—%
Adjusted EBITDA (Non-GAAP) (1)	383	448	(15)%

	Q4 2025	Q4 2024
Gross margin	49.2%	56.3%
Non-GAAP Adjusted gross margin (1)	56.7%	60.6%
Adjusted EBITDA margin (Non-GAAP) (1, 2)	25.4%	28.1%

(1)	See Tables 4 and 5 for reconciliations of GAAP to non-GAAP financial measures.

Reported gross margin in the fourth quarter of 2025 was 49.2% compared with 56.3% in the prior year period. One-time costs associated with optimizing the company’s manufacturing and supply network were the most significant driver of the year-over-year decline in reported gross margin. Non-GAAP Adjusted gross margin was 56.7% in the fourth quarter of 2025, compared to 60.6% in the fourth quarter of 2024. Unfavorable pricing, foreign exchange rates and product mix were notable drivers in the decline of both reported gross margin and non-GAAP Adjusted gross margin.

Net loss for the fourth quarter of 2025 was $205 million, or $0.79 per diluted share, compared with net income of $109 million, or $0.42 per diluted share, in the fourth quarter of 2024. Net loss for the fourth quarter of 2025 includes a non-cash goodwill impairment of $301 million, or $1.16 per share, related to underperformance of several products in the U.S. For the fourth quarter of 2025, non-GAAP Adjusted net income was $165 million, or $0.63 per diluted share, compared with $235 million, or $0.90 per diluted share, in 2024.

Non-GAAP Adjusted EBITDA margin was 25.4% in the fourth quarter of 2025 compared with 28.1% in the fourth quarter of 2024. The year-over-year decline in the fourth quarter 2025 Adjusted EBITDA margin was primarily driven by the lower Adjusted Gross Margin, which was only partially offset by a 5% reduction in non-GAAP operating expenses.

Full Year 2025 Revenue

in $ millions	FY 2025	FY 2024	VPY	VPY ex-FX
Women’s Health	$1,752	$1,777	(1)%	(2)%
General Medicines
Biosimilars	691	662	4%	5%
Established Brands	3,691	3,849	(4)%	(5)%
Other (1)	82	115	(28)%	(28)%
Revenue	$6,216	$6,403	(3)%	(3)%

Totals may not foot due to rounding and percentages are computed using unrounded amounts.

(1) Other includes manufacturing sales to third parties.

Full year 2025 revenue was $6.2 billion, a decrease of 3% on both an as-reported basis and at constant currency as compared with full year 2024.

Women’s Health revenue declined 1% as-reported and 2% ex-FX for full year 2025, compared with 2024. Growth in the company’s fertility business and in the JADA® system substantially offset a 23% ex-FX decline in NuvaRing® (etonogestrel / ethinyl estradiol vaginal ring) and a 4% ex-FX decline in Nexplanon. Strong growth in Nexplanon outside the U.S. helped to offset a 9% decline in the U.S. where access has been restricted by U.S. policy since early 2025. The company’s fertility business grew 8% ex-FX for full year 2025 driven by performance in the U.S., particularly in the first half of 2025, as well as geographic footprint expansion, which together offset declines in China driven by socio-economic trends. For full year 2025, the JADA® system delivered $74 million of revenue. On January 28, 2026 the company completed the divestiture of the JADA® system.

Biosimilars revenue increased 4% on an as-reported basis and 5% on an ex-FX basis for full year 2025, compared with the prior year, primarily driven by continued growth in Hadlima. Renflexis and Ontruzant declined 8% ex-FX and 30% ex-FX, respectively, as both products are in the mature phase of their product life cycles and face significant competitive pricing pressure in the U.S. and Europe.

Revenue for Established Brands declined 4% on an as-reported basis and 5% ex-FX for full year 2025. Contributions from Emgality and Vtama partially offset the aforementioned declines in the respiratory portfolio and the impact from the loss of exclusivity of Atozet in Europe and Japan.

Full Year 2025 Profitability

in $ millions, except per share amounts	2025	2024	VPY
Revenues	$6,216	$6,403	(3)%
Cost of sales	2,903	2,688	8%
Gross profit	3,313	3,715	(11)%
Non-GAAP Adjusted gross profit (1)	3,737	3,944	(5)%
Net income	187	864	(78)%
Non-GAAP Adjusted net income (1)	954	1,065	(10)%
Diluted Earnings per Share (EPS)	0.72	3.33	(78)%
Non-GAAP Adjusted diluted EPS (1)	3.66	4.11	(11)%
Acquired in-process research & development (IPR&D) and milestones	6	81	(93)%
Adjusted EBITDA (1, 2)	1,907	1,958	(3)%

	2025	2024
Gross margin	53.3%	58.0%
Non-GAAP Adjusted gross margin (1)	60.1%	61.6%
Adjusted EBITDA margin (1, 2)	30.7%	30.6%

(1)	See Tables 4 and 5 for reconciliations of GAAP to non-GAAP financial measures.

(2)	Adjusted EBITDA and Adjusted EBITDA margin include $6 million in 2025 and $81 million in 2024 related to acquired IPR&D and milestones.

Reported gross margin was 53.3% for full year 2025 compared with 58.0% for full year 2024. One-time costs associated with optimizing the company’s manufacturing and supply network were the most significant driver in the year-over-year decline in reported gross margin, followed by amortization expense and acquisition-related costs associated with the company’s purchase of Dermavant in October 2024. Adjusted gross margin was 60.1% for full year 2025, compared with 61.6% for full year 2024. Pricing pressure adversely impacted both reported and Adjusted gross margin.

Adjusted EBITDA margin was 30.7% for full year 2025 consistent with full year 2024 as the decline in Adjusted gross margin was substantially offset by lower R&D expense.

Net income for full year 2025 was $187 million, or $0.72 per diluted share, compared with $864 million, or $3.33 per diluted share in 2024. Full year 2025 reported net-income includes the aforementioned fourth quarter goodwill impairment. Non-GAAP Adjusted net income was $954 million for full year 2025, or $3.66 per share, compared with $1,065 million, or $4.11 per share, in full year 2024.

Other Matters

On February 11, 2026, information was brought to the Audit Committee’s attention relating to the timing of the company’s purchases of biosimilars from a supplier in prior years. A review by the Audit Committee will ensue.  At this time, the company has not determined that anything inappropriate occurred in connection with these purchases. The company is not aware of the need for any changes to prior financial statements, and currently anticipates that it will be able to timely file its Form 10-K for the year ended December 31, 2025 and update its disclosure in relation to this matter.

Capital Allocation

Today, Organon’s Board of Directors declared a quarterly dividend of $0.02 for each issued and outstanding share of the company's common stock. The dividend is payable on March 12, 2026, to stockholders of record at the close of business on February 23, 2026.

As of December 31, 2025, cash and cash equivalents were $574 million, and debt was $8.64 billion.

Full Year Guidance

Organon does not provide GAAP financial measures on a forward-looking basis because the company cannot predict with reasonable certainty and without unreasonable effort, the ultimate outcome of legal proceedings, unusual gains and losses, the occurrence of matters creating GAAP tax impacts, and acquisition-related expenses. These items are uncertain, depend on various factors, and could be material to Organon’s results computed in accordance with GAAP.

For full year 2026, the company expects to achieve revenue of approximately $6.2 billion and Adjusted EBITDA of approximately $1.9 billion; both measures in-line with 2025 performance. The company expects that the annual revenue foregone with the sale of the JADA® system will be approximately offset by favorable currency translation, resulting in constant currency revenue growth about flat with prior year, pro forma for the JADA® system divestiture.

Full year 2026 financial guidance is presented below on a non-GAAP basis, except revenue.

	Full Year 2025 Actuals	Full Year 2026 Guidance
Revenue	$6.216B	~$6.2B
Nominal revenue growth	(3)%	~flat
FX translation impact	~$35M	~75M
Ex-FX revenue growth	(3%)	~(1.5%)
Adjusted gross margin	60.1%	~75-100 bps lower than 2025
SG&A	26.1%	Mid 20% range
R&D	5.5%	Mid-single digit range
IPR&D*	$6M	N/A
Adjusted EBITDA (non-GAAP)	$1.91B	~$1.9B
Interest	$504M	~$500M
Depreciation	$141M	~$140M
Effective non-GAAP tax rate	24.4%	27.5%-29.5%
Fully diluted weighted average shares outstanding	261M	~265M

*The company does not provide guidance for forward-looking IPR&D and milestone expense.

Webcast Information

Organon will host a conference call at 8:30 a.m. Eastern Time today to discuss its fourth quarter and full year financial results. To listen to the event and view the presentation slides via webcast, join from the Organon Investor Relations website at https://www.organon.com/investor-relations/events-and-presentations/. A replay of the webcast will be available approximately two hours after the conclusion of the live event on the company’s website. Institutional investors and analysts interested in participating in the call may join by dialing (888) 596-4144 (U.S. and Canada Toll-Free) or

(646) 968-2525 and using the access code Conference ID: 1036555#.

About Organon

Organon (NYSE: OGN) is a global healthcare company with a mission to deliver impactful medicines and solutions for a healthier every day. With a portfolio of over 70 products across Women’s Health and General Medicines, which includes biosimilars, Organon focuses on addressing health needs that uniquely, disproportionately or differently affect women, while expanding access to essential treatments in over 140 markets.

Headquartered in Jersey City, New Jersey, Organon is committed to advancing access, affordability, and innovation in healthcare. Learn more at http://www.organon.com and follow us on LinkedIn, Instagram, X, YouTube, TikTok and Facebook.

Cautionary Note Regarding Non-GAAP Financial Measures

This press release contains “non-GAAP financial measures,” which are financial measures that either exclude or include amounts that are correspondingly not excluded or included in the most directly comparable measures calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Specifically, the company makes use of the non-GAAP financial measures Adjusted EBITDA, Adjusted EBITDA margin, Adjusted gross margin, Adjusted gross profit, Adjusted net income, and Adjusted diluted EPS, which are not recognized terms under GAAP and are presented only as a supplement to the company’s GAAP financial statements. This press release also provides certain measures that exclude the impact of foreign exchange. We calculate foreign exchange by converting our current-period local currency financial results using the prior period average currency rates and comparing these adjusted amounts to our current-period results. The company believes that these non-GAAP financial measures help to enhance an understanding of the company’s financial performance. However, the presentation of these measures has limitations as an analytical tool and should not be considered in isolation, or as a substitute for the company’s results as reported under GAAP. Because not all companies use identical calculations, the presentations of these non-GAAP measures may not be comparable to other similarly titled measures of other companies. Please refer to Table 4 and Table 5 of this press release for additional information, including relevant definitions and reconciliations of non-GAAP financial measures contained herein to the most directly comparable GAAP measures.

In addition, the company’s full-year 2026 guidance measures (other than revenue) are provided on a non-GAAP basis because the company is unable to reasonably predict certain items contained in the GAAP measures. Such items include, but are not limited to, acquisition-related expenses, restructuring and related expenses, stock-based compensation, the ultimate outcome of legal proceedings, unusual gains and losses, the occurrence of matters creating GAAP tax impacts and other items not reflective of the company's ongoing operations.

The company’s management uses the non-GAAP financial measures described above to evaluate the company’s performance and to guide operational and financial decision making. Further, the company’s management believes that these non-GAAP financial measures, which exclude certain items, help to enhance its ability to meaningfully communicate its underlying business performance, financial condition and results of operations.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, this press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about management’s expectations about the Audit Committee’s review described above, Organon’s full-year 2026 guidance estimates and predictions regarding other financial information and metrics, as well as expectations regarding Organon’s franchise and product performance and strategy expectations for future periods. Forward-looking statements may be identified by words such as “guidance,” “potential,” “should,” “will,” “continue,” “expects,” “believes,” “future,” “estimates,” “opportunity,” “likely,” “pursue,” “drive,” “intend,” “anticipate,” “be able to,” or words of similar meaning. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate, or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include, but are not limited to, the timing and completion of the Audit Committee’s review and result thereof; pricing pressures globally, including rules and practices of managed care groups, judicial decisions and governmental laws and regulations related to or affecting Medicare, Medicaid and healthcare reform, pharmaceutical pricing and reimbursement, access to our products, international reference pricing, including most-favored-nation drug pricing, and other pricing related initiatives and policy efforts; changes in government laws and regulations in the United States and other jurisdictions, including laws and regulations governing the research, development, approval, clearance, manufacturing, supply, distribution, and/or marketing of our products and related intellectual property, environmental regulations, and the enforcement thereof affecting the company’s business; the impact of tariffs and other trade restrictions or domestic sourcing requirements; changes in tax laws including changes related to the taxation of foreign earnings; economic factors over which we have no control, including changes in inflation, interest rates, recessionary pressures, and foreign currency exchange rates; the company’s inability to remediate the material weaknesses in its internal control over financial reporting; the company’s use of artificial intelligence technologies; the company’s ability to execute on its capital allocation priorities and to deleverage its business; the impact of our substantial levels of indebtedness; expanded brand and class competition in the markets in which the company operates; difficulties with performance of third parties the company relies on for its business growth; the failure of any supplier to provide substances, materials, or services as agreed, or otherwise meet their obligations to the company; the increased cost of supply, manufacturing, packaging, and operations; difficulties developing and sustaining relationships with commercial counterparties; competition from generic products as the company’s products lose patent protection; any failure by the company to retain market exclusivity for Nexplanon® (etonogestrel implant) or to obtain an additional period of exclusivity in the United States for Nexplanon® subsequent to the expiration of the rod patents in 2027; the continued impact of the September 2024 loss of exclusivity for Atozet™ (ezetimibe and atorvastatin); the success of the company’s efforts to adopt its business and sales strategies to address the changing market and regulatory landscape in order to achieve its business objectives and remain competitive; restructuring or other disruptions at the FDA, the U.S. Securities and Exchange Commission (the “SEC”) and other U.S. and comparable foreign government agencies; cyberattacks on, or other failures, accidents, or security breaches of, the company’s or third-party providers’ information technology systems, which could disrupt the company’s operations and those of third parties upon which it relies; increased focus on privacy issues in countries around the world, including the United States, the European Union, and China, and a more difficult legislative and regulatory landscape for privacy and data protection that continues to evolve with the potential to directly affect the company’s business; difficulties and uncertainties inherent in the implementation of the company’s business development strategy or failure to recognize the benefits of strategic transactions; the impact of higher selling and promotional costs; efficacy, safety or other quality concerns with respect to the company’s marketed products, whether or not scientifically justified, leading to product recalls, withdrawals, labeling changes or declining sales; delays or failures to demonstrate adequate efficacy and safety of the company’s product candidates in pre-clinical and clinical trials, which may prevent or delay the development, approval, clearance, or commercialization of the company’s product candidates; future actions of third-parties, including significant changes in customer relationships or changes in the behavior and spending patterns of purchasers of healthcare products and services, including delaying medical procedures, rationing prescription medications, reducing the frequency of physician visits and forgoing healthcare insurance coverage; legal factors, including product liability claims, antitrust litigation and governmental investigations, including tax disputes, environmental claims and patent disputes with branded and generic competitors, any of which could preclude commercialization of products or negatively affect the profitability of existing products; lost market opportunity resulting from delays and uncertainties in clinical trials and the approval or clearance process of the FDA and other regulatory authorities; the failure by the company or its third party collaborators and/or their suppliers to fulfill their or their regulatory or quality obligations, which could lead to a delay in regulatory approval or commercial marketing of the company’s products; the impact of any future pandemic, epidemic, or similar public health threat on the company’s business, operations and financial performance; the company’s ability to hire and retain a permanent CEO, other members of the company’s senior management, or other key employees; changes in accounting pronouncements promulgated by standard-setting or regulatory bodies, including the Financial Accounting Standards Board and the SEC, that are adverse to the company; volatility of commodity prices, fuel, and shipping rates that impact the costs and/or ability to supply the company’s products; and uncertainties surrounding matters relating to the Audit Committee investigation and any related investigations, inquiries, claims, proceedings or actions.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the company’s filings with the SEC, including the company’s most recent Annual Report on Form 10-K (as amended), Quarterly Reports on Form 10-Q (as amended), Current Reports on Form 8-K, and other SEC filings, available at the SEC’s Internet site (www.sec.gov).

TABLE 1

Organon & Co.

Condensed Consolidated Statement of Income

(Unaudited, $ in millions except shares in thousands and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenues	$1,507	$1,592	$6,216	$6,403
Cost of sales	766	696	2,903	2,688
Gross Profit	741	896	3,313	3,715

Selling, general and administrative	433	470	1,721	1,760
Research and development	91	130	366	469
Acquired in-process research and development and milestones	—	—	6	81
Goodwill impairment	301	—	301	—
Restructuring costs	7	8	95	31
Interest expense	121	132	504	520
Exchange losses	2	15	14	26
Other (income) expense, net	(66)	12	(119)	21
(Loss) Income before income taxes	(148)	129	425	807
Income tax expense (benefit)	57	20	238	(57)
Net (loss) income	$(205)	$109	$187	$864

(Loss) Earnings per share:
Basic	$(0.79)	$0.42	$0.72	$3.36
Diluted	$(0.79)	$0.42	$0.72	$3.33

Weighted average shares outstanding:
Basic	260,172	257,690	259,495	257,046
Diluted	260,172	259,878	260,764	259,152

TABLE 2

Organon & Co.

Sales by top products

(Unaudited, $ in millions)

	Three Months Ended December 31,						Year Ended December 31,
	2025			2024			2025			2024
($ in millions)	U.S.	Int’l	Total	U.S.	Int’l	Total	U.S.	Int’l	Total	U.S.	Int’l	Total
Women’s Health
Nexplanon/Implanon NXT	$125	$86	$211	$175	$83	$258	$610	$311	$921	$672	$291	$963
Follistim AQ	23	35	58	26	39	65	112	152	264	84	152	237
NuvaRing	(2)	18	15	6	18	24	19	72	91	39	75	115
Ganirelix Acetate Injection	2	22	24	4	24	28	12	89	101	20	89	109
Marvelon/Mercilon	—	24	24	—	31	31	—	127	127	—	134	134
Jada	20	—	20	18	—	18	73	1	74	60	1	61
Other Women’s Health (1)	17	29	46	15	27	42	65	109	174	56	104	158
General Medicines
Biosimilars
Renflexis	42	19	61	52	13	65	183	69	251	219	55	274
Hadlima	50	18	68	33	11	44	166	62	228	104	38	142
Ontruzant	3	15	19	6	28	34	15	84	99	29	112	141
Brenzys	—	21	21	—	15	15	—	80	80	—	77	77
Other Biosimilars (1)	8	3	12	—	6	6	17	16	33	—	28	28
Established Brands
Cardiovascular
Atozet	—	67	67	—	76	76	—	324	324	—	473	473
Zetia	1	89	91	2	75	77	5	337	342	7	310	317
Cozaar/Hyzaar	2	51	53	2	55	57	8	211	219	9	234	243
Vytorin	1	24	25	2	24	26	4	96	100	6	102	108
Rosuzet	—	7	7	—	13	13	—	24	24	—	49	49
Other Cardiovascular (1)	2	28	28	—	34	34	3	124	126	2	130	133
Respiratory
Singulair	2	57	59	2	82	84	8	244	252	9	350	359
Nasonex	—	64	64	—	76	76	—	261	262	—	276	276
Dulera	24	11	35	42	11	52	113	39	153	162	42	203
Clarinex	1	29	30	—	27	28	2	121	123	3	125	127
Other Respiratory (1)	11	3	13	13	4	17	42	12	52	38	13	53
Non-Opioid Pain, Bone and Dermatology
Arcoxia	—	70	70	—	58	58	—	265	265	—	270	270
Fosamax	—	35	36	—	38	38	2	141	143	3	147	151
Diprospan	—	38	38	—	36	36	—	150	150	—	139	139
Vtama	31	8	39	10	1	12	111	17	128	10	1	12
Other Non-Opioid Pain, Bone and Dermatology (1)	5	68	72	3	69	71	16	285	301	19	279	295
Other
Propecia	2	27	28	1	31	32	6	112	118	6	105	111
Emgality	—	50	50	—	38	38	—	174	174	—	107	107
Proscar	—	24	24	—	22	22	1	96	97	1	94	95
Other (1)	2	82	84	3	83	87	10	327	338	14	314	328
Other (2)	—	13	15	1	28	28	1	80	82	—	115	115
Revenues	$372	$1,135	$1,507	$416	$1,176	$1,592	$1,604	$4,612	$6,216	$1,572	$4,831	$6,403

Totals may not foot due to rounding. Trademarks appearing above in italics are trademarks of, or are used under license by, the Organon group of companies.

(1) Includes sales of products not listed separately.

(2) Other includes manufacturing sales to third parties.

TABLE 3

Organon & Co.

Sales by geographic area

(Unaudited, $ in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Europe and Canada	$405	$420	$1,618	$1,763
United States	372	416	1,604	1,572
Asia Pacific and Japan	248	244	1,000	1,050
China	202	213	829	847
Latin America, Middle East, Russia, and Africa	262	266	1,072	1,034
Other (1)	18	33	93	137
Revenues	$1,507	$1,592	$6,216	$6,403

(1) Other includes manufacturing sales to third parties.

Organon & Co.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Metrics
(Unaudited, $ in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
GAAP Gross Profit	$741	$896	$3,313	$3,715
Adjusted for:
Spin-related costs (1)	—	—	—	6
Manufacturing network costs (2)	41	15	142	54
Stock-based compensation	2	4	14	17
Amortization	50	43	205	145
Acquisition-related costs (3)	18	7	49	7
Other	2	—	14	—
Adjusted Non-GAAP Gross Profit	$854	$965	$3,737	$3,944

(1) Spin-related costs include costs from the separation of Merck & Co., Inc., Rahway, NJ, US. For additional details refer to Table 5.

(2) Manufacturing network related costs include costs from exiting manufacturing and supply agreements with Merck & Co., Inc., Rahway NJ, US. For additional details refer to Table 5.

(3) Acquisition-related costs relate to costs from the acquisition of Dermavant. For additional details refer to Table 5.

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
GAAP Gross Margin	49.2%	56.3%	53.3%	58.0%
Total impact of Non-GAAP adjustments	7.5%	4.3%	6.8%	3.6%
Adjusted Non-GAAP Gross Margin	56.7%	60.6%	60.1%	61.6%

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
GAAP Selling, general and administrative expenses	$433	$470	$1,721	$1,760
Adjusted for:
Spin-related costs (1)	—	(9)	—	(88)
Stock-based compensation	(3)	(17)	(49)	(70)
Acquisition-related costs (2)	—	(24)	—	(28)
Restructuring related charges	—	—	(10)	—
Other	(5)	(3)	(39)	(3)
Adjusted Non-GAAP Selling, general and administrative expenses	$425	$417	$1,623	$1,571

(1) Spin-related costs include costs from the separation of Merck & Co., Inc., Rahway, NJ, US. For additional details refer to Table 5.
(2) Acquisition-related costs relate to costs from the acquisition of Dermavant. For additional details refer to Table 5.

TABLE 4

Organon & Co.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Metrics (Continued)
(Unaudited, $ in millions except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
GAAP Research and development expenses	$91	$130	$366	$469
Adjusted for:
Spin-related costs (1)	—	(6)	—	(11)
Manufacturing network costs (2)	(3)	—	(11)	—
Stock-based compensation	(2)	(5)	(14)	(18)
Other	(2)	—	(5)	—
Adjusted Non-GAAP Research and development expenses	$84	$119	$336	$440

(1) Spin-related costs include costs from the separation of Merck & Co., Inc., Rahway, NJ, US. For additional details refer to Table 5.

(2) Manufacturing network related costs include costs from exiting manufacturing and supply agreements with Merck & Co., Inc., Rahway NJ, US. For additional details refer to Table 5.

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
GAAP Reported Net (Loss) Income	$(205)	$109	$187	$864
Adjusted for:
Cost of sales adjustments	113	69	424	229
Selling, general and administrative adjustments	8	53	98	189
Research and development adjustments	7	11	30	29
Goodwill impairment	301	—	301	—
Restructuring	7	8	95	31
Change in fair value of contingent consideration	(41)	11	(50)	11
Other (gain) expense, net	(24)	2	(61)	16
Tax impact on adjustments above(1)	(1)	(28)	(70)	(304)
Non-GAAP Adjusted Net Income	$165	$235	$954	$1,065

(1) For the three months ended December 31, 2025 and 2024, the GAAP income tax rates were (38.9)% and 15.3%, respectively, and the non-GAAP income tax rates were 26.3% and 17.1%, respectively. For the year ended December 31, 2025 and 2024, the GAAP income tax rates were 56.0% and (7.1)%, respectively, and the non-GAAP income tax rates were 24.4% and 18.8%, respectively. These adjustments represent the estimated tax impacts on the reconciling items by applying the statutory rate and applicable law of the originating territory of the non-GAAP adjustments.

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
GAAP Diluted (Loss) Earnings per Share	$(0.79)	$0.42	$0.72	$3.33
Total impact of Non-GAAP adjustments	1.42	0.48	2.94	0.78
Non-GAAP Adjusted Diluted Earnings per Share	$0.63	$0.90	$3.66	$4.11

TABLE 5

Organon & Co.

Reconciliation of GAAP Net (Loss) Income to Non-GAAP Adjusted EBITDA

(Unaudited, $ in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
GAAP Reported Net (Loss) Income	$(205)	$109	$187	$864
Depreciation (1)	39	33	141	126
Amortization	50	43	205	145
Interest expense	121	132	504	520
Income tax expense (benefit)	57	20	238	(57)
EBITDA (Non-GAAP)	$62	$337	$1,275	$1,598
Restructuring and related charges	7	8	105	31
Spin-related costs (2)	—	17	—	121
Manufacturing network related (3)	45	15	163	54
Acquisition-related costs (4)	18	31	49	35
Change in contingent consideration	(41)	11	(50)	11
Goodwill impairment	301	—	301	—
Other costs (5)	(16)	3	(13)	3
Stock-based compensation	7	26	77	105
Adjusted EBITDA (Non-GAAP)	$383	$448	$1,907	$1,958
Adjusted EBITDA margin (Non-GAAP)	25.4%	28.1%	30.7%	30.6%

(1) Excludes accelerated depreciation included in one-time costs.
(2) Spin-related costs reflect certain costs incurred in connection with activities taken to separate Organon from Merck & Co., Inc., Rahway, NJ, US. These costs include, but are not limited to, $6 million and $53 million for the three months and year ended December 31, 2024, respectively, for information technology infrastructure, primarily related to the implementation of a stand-alone enterprise resource planning system and redundant software licensing costs, as well as $20 million for the year ended December 31, 2024, associated with temporary transition service agreements with Merck & Co., Inc., Rahway, NJ, US.
(3) Manufacturing network related costs, including exiting of temporary manufacturing and supply agreements with Merck & Co., Inc., Rahway, NJ, US, reflect accelerated depreciation, exit premiums, technology transfer costs, stability and qualification batch costs, and third-party contractor costs.
(4) Acquisition related costs for the three months and year ended December 31, 2025, reflect the amortization pertaining to the fair value inventory purchase accounting adjustment for the Dermavant transaction. Acquisition-related costs for the three months and year ended December 31, 2024 reflect $8 million and $12 million, respectively, of transaction related costs, $10 million of Dermavant transaction bonuses and separation charges and $7 million and $12 million, respectively, of amortization pertaining to the fair value inventory purchase accounting adjustment.
(5) Other costs for the three months and year ended December 31, 2025 include $27 million and $69 million, respectively, pre-tax gain related to the repurchase and cancellation of approximately $177 million and $419 million, respectively, of the company’s 5.125% notes due in 2031 and the repayment and termination of the funding agreement with NovaQuest Co-Investment Fund VIII, L.P. and legal settlement reserves.

As the costs described in (1) through (5) above are directly related to the separation of Organon and acquisition related activities and therefore arise from a one-time event outside of the ordinary course of the company’s operations, the adjustment of these items provides meaningful, supplemental, information that the company believes will enhance an investor's understanding of the company's ongoing operating performance.